EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Mohawk Industries, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-179798) on Form S-3 and (No. 033-52070, No. 033-53544, No. 033-67282, No. 033-87998, No. 333-23577, No. 333-74806, No. 333-91908, No. 333-143370 and No. 333-181363) on Form S-8, of Mohawk Industries, Inc. of our reports dated February 27, 2013, with respect to the consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the annual report on Form 10-K of Mohawk Industries, Inc.

/s/ KPMG LLP
Atlanta, Georgia
February 27, 2013